Report of Independent Auditors



The Member and Trustees
Fortress Registered Investment Trust

We have audited the accompanying statement of assets and liabilities of Fortress Registered Investment Trust (the "Company"), including the schedule of investments, as of February 29, 2000, and the related statements of operations, cash flows and changes of net assets for the period from November 23, 1999 (Date of Formation) to February 29, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included verification by examination of securities owned and held as of February 29, 2000. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Fortress Registered Investment Trust at February 29, 2000, the results of its operations, its cash flows and its changes in net assets for the period from November 23, 1999 to February 29, 2000, in conformity with accounting principles generally accepted in the United States.


                                                          /s/ Ernst & Young LLP



New York, New York
April 17, 2000, except for Note 5, as
  to which the date is April 25, 2000

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